UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/02/2014

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10900 NE 8th Street, Suite 800
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors ("Board") of Blucora, Inc. (the "Company") has elected Christopher W. Walters to the Board, with a term to begin on May 13, 2014. Mr. Walters is the Chief Operating Officer of The Weather Company, where he has worked since March of 2012. As Chief Operating Officer, Mr. Walters oversees The Weather Company's technology, finance, legal, and human resources teams.   Mr. Walters joined The Weather Company from Bloomberg L.P. where he served in a variety of roles between 2008 and 2012, most recently the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Company, advising media, entertainment, and investment companies. Mr. Walters has been elected as Class II director for a term ending at the 2016 annual meeting of stockholders, and is expected to serve on the Compensation Committee.

Mr. Walters will be compensated under the terms of the Company's Nonemployee Director Compensation Policy, a copy of which was attached as Exhibit 10.42 to the Annual Report on Form 10-K filed on February 27, 2014. Under this plan, Mr. Walters will be paid cash retainers for board and committee services and will receive initial and ongoing annual grants of restricted stock units and stock options.

Item 7.01.    Regulation FD Disclosure

On May 8, 2014, the Company issued a press release announcing the addition of Christopher Walters to the Board. A copy of that press release is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

99.1       Press release issued May 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: May 08, 2014	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated May 8, 2014